Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of March 31, 2022 and revenue and expenses for the three months ended March 31, 2022 and 2021 and cash flows for the three months ended March 31, 2022 and 2021. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the three months ended March 31, 2022 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	March 31,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$710	598
Investments in affiliates, accounted for using the equity method	$806	805
Intangible assets not subject to amortization	$24,982	24,953
Intangible assets subject to amortization, net	$1,236	1,269
Total assets	$31,636	31,674
Deferred revenue	$1,451	1,454
Long-term debt, including current portion	$14,681	14,262
Deferred tax liabilities	$2,221	2,206
Attributed net assets	$8,092	8,036
Noncontrolling interest	$3,265	3,565

Summary Statement of Operations Data:

	Three months ended
	March 31,
	2022	2021

	amounts in millions
Revenue	$2,186	2,058
Cost of Sirius XM Holdings services (1)	$(989)	(939)
Other operating expenses (1)	$(67)	(64)
Selling, general and administrative expense (1)	$(404)	(346)
Operating income (loss)	$484	229
Interest expense	$(122)	(120)
Income tax (expense) benefit	$(101)	107
Net earnings (loss) attributable to noncontrolling interests	$56	49
Earnings (loss) attributable to Liberty stockholders	$288	(11)
(1)	Includes stock-based compensation expense as follows:

	Three months ended
	March 31,
	2022	2021

	amounts in millions
Cost of services	$10	10
Other operating expenses	8	10
Selling, general and administrative expense	31	34
	$49	54

Braves Group

Summary Balance Sheet Data:

	March 31,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$311	142
Property and equipment, net	$758	777
Investments in affiliates, accounted for using the equity method	$114	110
Intangible assets not subject to amortization	$300	323
Intangible assets subject to amortization, net	$24	21
Total assets	$1,663	1,636
Deferred revenue	$166	83
Long-term debt, including current portion	$675	697
Deferred tax liabilities	$54	65
Attributed net assets	$290	296

Summary Statement of Operations Data:

	Three months ended
	March 31,
	2022	2021

	amounts in millions
Revenue	$23	16
Selling, general and administrative expense (1)	$(22)	(21)
Operating income (loss)	$(40)	(40)
Share of earnings (losses) of affiliates, net	$4	3
Unrealized gains (losses) on intergroup interest	$1	(28)
Income tax (expense) benefit	$3	11
Earnings (loss) attributable to Liberty stockholders	$(13)	(59)
(1)	Includes stock-based compensation expense of $3 million and $3 million for the three months ended March 31, 2022 and 2021, respectively.

Formula One Group

Summary Balance Sheet Data:

	March 31,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$2,265	2,074
Investments in affiliates, accounted for using the equity method	$27	30
Intangible assets not subject to amortization	$3,956	3,957
Intangible assets subject to amortization, net	$3,420	3,507
Total assets	$11,853	11,664
Long-term debt, including current portion	$3,695	3,631
Redeemable noncontrolling interests in equity of subsidiary	$575	575
Attributed net assets	$6,281	6,340

Summary Statement of Operations Data:

	Three months ended
	March 31,
	2022	2021

	amounts in millions
Revenue	$360	180
Cost of Formula 1 revenue	$(195)	(84)
Selling, general and administrative expense (1)	$(56)	(43)
Operating income (loss)	$19	(47)
Interest expense	$(29)	(32)
Share of earnings (losses) of affiliates, net	$—	15
Realized and unrealized gains (losses) on financial instruments, net	$(7)	35
Unrealized gains (losses) on intergroup interest	$(21)	18
Income tax (expense) benefit	$(2)	13
Earnings (loss) attributable to Liberty stockholders	$(35)	(46)
(1)	Includes stock-based compensation of $3 million and $6 million for the three months ended March 31, 2022 and 2021, respectively.

BALANCE SHEET INFORMATION

March 31, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$710	311	2,265	—	3,286
Trade and other receivables, net	650	43	148	—	841
Other current assets	789	45	209	—	1,043
Total current assets	2,149	399	2,622	—	5,170
Intergroup interests (note 1)	399	—	189	(588)	—
Investments in affiliates, accounted for using the equity method (note 1)	806	114	27	—	947

Property and equipment, at cost	2,840	998	217	—	4,055
Accumulated depreciation	(1,722)	(240)	(92)	—	(2,054)
	1,118	758	125	—	2,001

Intangible assets not subject to amortization
Goodwill	15,140	176	3,956	—	19,272
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	24,982	300	3,956	—	29,238
Intangible assets subject to amortization, net	1,236	24	3,420	—	4,680
Other assets	946	68	1,514	(45)	2,483
Total assets	$31,636	1,663	11,853	(633)	44,519

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$28	(23)	(5)	—	—
Accounts payable and accrued liabilities	1,229	58	225	—	1,512
Current portion of debt	1,669	156	759	—	2,584
Deferred revenue	1,451	166	526	—	2,143
Other current liabilities	82	4	37	—	123
Total current liabilities	4,459	361	1,542	—	6,362
Long-term debt (note 1)	13,012	519	2,936	—	16,467
Deferred income tax liabilities	2,221	54	—	(45)	2,230
Redeemable intergroup interests (note 1)	—	256	332	(588)	—
Other liabilities	587	183	162	—	932
Total liabilities	20,279	1,373	4,972	(633)	25,991
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	8,092	290	6,281	—	14,663
Noncontrolling interests in equity of subsidiaries	3,265	—	25	—	3,290
Total liabilities and equity	$31,636	1,663	11,853	(633)	44,519

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,186	—	—	2,186
Formula 1 revenue	—	—	360	360
Other revenue	—	23	—	23
Total revenue	2,186	23	360	2,569
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	670	—	—	670
Programming and content	140	—	—	140
Customer service and billing	125	—	—	125
Other	54	—	—	54
Cost of Formula 1 revenue	—	—	195	195
Subscriber acquisition costs	90	—	—	90
Other operating expenses	67	23	—	90
Selling, general and administrative	404	22	56	482
Depreciation and amortization	152	18	90	260
	1,702	63	341	2,106
Operating income (loss)	484	(40)	19	463
Other income (expense):
Interest expense	(122)	(6)	(29)	(157)
Share of earnings (losses) of affiliates, net	(18)	4	—	(14)
Realized and unrealized gains (losses) on financial instruments, net	61	5	(7)	59
Unrealized gains (losses) on intergroup interests (note 1)	20	1	(21)	—
Other, net	20	20	5	45
	(39)	24	(52)	(67)
Earnings (loss) before income taxes	445	(16)	(33)	396
Income tax (expense) benefit	(101)	3	(2)	(100)
Net earnings (loss)	344	(13)	(35)	296
Less net earnings (loss) attributable to the noncontrolling interests	56	—	9	65
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(9)	(9)
Net earnings (loss) attributable to Liberty stockholders	$288	(13)	(35)	240

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,058	—	—	2,058
Formula 1 revenue	—	—	180	180
Other revenue	—	16	—	16
Total revenue	2,058	16	180	2,254
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	640	—	—	640
Programming and content	130	—	—	130
Customer service and billing	117	—	—	117
Other	52	—	—	52
Cost of Formula 1 revenue	—	—	84	84
Subscriber acquisition costs	86	—	—	86
Other operating expenses	64	20	—	84
Selling, general and administrative	346	21	43	410
Impairment, restructuring and acquisition costs, net of recoveries	245	—	—	245
Depreciation and amortization	149	15	100	264
	1,829	56	227	2,112
Operating income (loss)	229	(40)	(47)	142
Other income (expense):
Interest expense	(120)	(6)	(32)	(158)
Share of earnings (losses) of affiliates, net	(113)	3	15	(95)
Realized and unrealized gains (losses) on financial instruments, net	(86)	2	35	(49)
Unrealized gains (losses) on intergroup interests (note 1)	10	(28)	18	—
Other, net	11	(1)	5	15
	(298)	(30)	41	(287)
Earnings (loss) before income taxes	(69)	(70)	(6)	(145)
Income tax (expense) benefit	107	11	13	131
Net earnings (loss)	38	(59)	7	(14)
Less net earnings (loss) attributable to the noncontrolling interests	49	—	—	49
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	53	53
Net earnings (loss) attributable to Liberty stockholders	$(11)	(59)	(46)	(116)

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$344	(13)	(35)	296
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	152	18	90	260
Stock-based compensation	49	3	3	55
Share of (earnings) loss of affiliates, net	18	(4)	—	14
Unrealized (gains) losses on intergroup interests, net	(20)	(1)	21	—
Realized and unrealized (gains) losses on financial instruments, net	(61)	(5)	7	(59)
Deferred income tax expense (benefit)	39	(10)	26	55
Intergroup tax allocation	42	7	(49)	—
Other charges (credits), net	(11)	(20)	(2)	(33)
Changes in operating assets and liabilities
Current and other assets	21	23	(158)	(114)
Payables and other liabilities	(238)	83	232	77
Net cash provided (used) by operating activities	335	81	135	551
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(1)	(5)	(3)	(9)
Cash proceeds from dispositions	50	47	—	97
Capital expended for property and equipment, including internal-use software and website development	(97)	(4)	(10)	(111)
Other investing activities, net	(42)	—	76	34
Net cash provided (used) by investing activities	(90)	38	63	11
Cash flows from financing activities:
Borrowings of debt	1,740	15	—	1,755
Repayments of debt	(1,204)	(37)	(1)	(1,242)
Liberty stock repurchases	(202)	—	(37)	(239)
Subsidiary shares repurchased by subsidiary	(206)	—	—	(206)
Cash dividends paid by subsidiary	(201)	—	—	(201)
Taxes paid in lieu of shares issued for stock-based compensation	(61)	—	26	(35)
Other financing activities, net	1	(4)	7	4
Net cash provided (used) by financing activities	(133)	(26)	(5)	(164)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	112	93	191	396
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$718	337	2,265	3,320

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$38	(59)	7	(14)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	149	15	100	264
Stock-based compensation	54	3	6	63
Non-cash impairment and restructuring costs	245	—	—	245
Share of (earnings) loss of affiliates, net	113	(3)	(15)	95
Unrealized (gains) losses on intergroup interests, net	(10)	28	(18)	—
Realized and unrealized (gains) losses on financial instruments, net	86	(2)	(35)	49
Deferred income tax expense (benefit)	(121)	(7)	(15)	(143)
Intergroup tax allocation	1	(3)	2	—
Other charges (credits), net	(3)	—	2	(1)
Changes in operating assets and liabilities
Current and other assets	58	36	(102)	(8)
Payables and other liabilities	(339)	34	252	(53)
Net cash provided (used) by operating activities	271	42	184	497
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(5)	—	(53)	(58)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Capital expended for property and equipment, including internal-use software and website development	(78)	(10)	(3)	(91)
Other investing activities, net	8	—	—	8
Net cash provided (used) by investing activities	(75)	(10)	(631)	(716)
Cash flows from financing activities:
Borrowings of debt	1,083	8	(1)	1,090
Repayments of debt	(585)	(6)	(2)	(593)
Liberty stock repurchases	(107)	—	—	(107)
Subsidiary shares repurchased by subsidiary	(522)	—	—	(522)
Cash dividends paid by subsidiary	(14)	—	—	(14)
Taxes paid in lieu of shares issued for stock-based compensation	(21)	—	(1)	(22)
Proceeds from initial public offering of subsidiary	—	—	575	575
Other financing activities, net	—	(1)	(23)	(24)
Net cash provided (used) by financing activities	(166)	1	548	383
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	30	33	99	162
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$1,038	218	1,783	3,039

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), Live Nation Entertainment, Inc. (“Live Nation”), Formula 1 or Braves Holdings, LLC (“Braves Holdings”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As of March 31, 2022, the Liberty SiriusXM Group is primarily comprised of Liberty’s interests in Sirius XM Holdings and Live Nation, corporate cash, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 2.125% Exchangeable Senior Debentures due 2048, Liberty’s 2.75% Exchangeable Senior Debentures due 2049, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and margin loan obligations incurred by wholly-owned special purpose subsidiaries of Liberty. The Liberty SiriusXM Group holds intergroup interests in the Formula One Group and the Braves Group as of March 31, 2022. As of March 31, 2022, the Liberty SiriusXM Group has cash and cash equivalents of approximately $710 million, which includes $76 million of subsidiary cash.

As of March 31, 2022, the Braves Group is primarily comprised of our consolidated subsidiary, Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project and cash. As of March 31, 2022, the Braves Group has cash and cash equivalents of approximately $311 million, which includes $229 million of subsidiary cash.

As of March 31, 2022, the Formula One Group is primarily comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Liberty Media Acquisition Corporation, a minority equity investment in AT&T Inc., cash, an intergroup interest in the Braves Group and Liberty’s 1% Cash Convertible Notes due 2023. As of March 31, 2022, the Formula One Group has cash and cash equivalents of approximately $2,265 million, which includes $835 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest in the Braves Group held by the Formula One Group is 6,792,903, representing an 11.0% intergroup interest at March 31, 2022. The number of notional shares representing the intergroup interest in the Braves Group held by the Liberty SiriusXM Group is 2,292,037, representing a 3.7% intergroup interest at March 31, 2022. The number of notional shares representing the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group is 5,271,475, representing a 2.2% intergroup interest at March 31, 2022. The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group are reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to

Notes to Attributed Financial Information (Continued)

(unaudited)

the Liberty SiriusXM Group is reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest is reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interests. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interests are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock and Series A, B or C Liberty Formula One common stock, respectively. However, Liberty has assumed that the notional shares (if and when issued) related to the Formula One Group interest in the Braves Group would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages and the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Braves Group would be comprised of Series A Liberty Braves common stock since Series A Liberty Braves common stock underlie the 1.375% convertible bonds. Therefore, the market prices of Series C Liberty Braves and Series A Liberty Braves common stock are used for the quarterly mark-to-market adjustment for the intergroup interests held by Formula One Group and Liberty SiriusXM Group, respectively, through the unaudited attributed condensed consolidated statements of operations. Liberty has assumed that the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Formula One Group would be comprised of Series A Liberty Formula One common stock since Series A Formula One common stock underlie the 1.375% convertible bonds.  Therefore, the market price of Series A Liberty Formula One common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 6 and 8, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at March 31, 2022 and December 31, 2021 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.